EXHIBIT 99.1

Capstone Therapeutics Announces Transaction for Sale of Shares of Its Common Stock and Secured Loan

TEMPE, Ariz., July 17, 2017 (GLOBE NEWSWIRE) -- Capstone Therapeutics Corp. (OTCQB:CAPS) (“the Company”) announced today that on July 14, 2017, BP Peptides, LLC (“Brookstone”) purchased 13,500,000 newly issued shares of Capstone Common Stock, for $1,012,500 ($.075 per share) and provided a $2,427,500 secured loan, due October 15, 2020 and bearing interest at 6% per annum. The funds will be used to fund Company administrative operations, to infuse new capital into the Company’s joint venture, LipimetiX Development, Inc. (“JV”) to continue the JV's AEM-28-14 development activities, and to pay off Convertible Promissory Notes due July 14, 2017 held by entities affiliated with Biotechnology Value Fund ("BVF Affiliates"), in the amount of $1,000,000 plus accrued interest (the "Notes").  Matthew Lipman and Michael Toporek, representing Brookstone, have been named to fill two newly created vacancies on Capstone’s now five-member board of directors.

In connection with this transaction, Brookstone simultaneously purchased 5,041,197 shares of Capstone Common Stock from BVF Affiliates.  Brookstone's purchase of the newly issued Common Stock and the purchase of shares from the BVF Affiliates result in Brookstone having an equity investment in Capstone Common Stock of approximately 34.1% of our currently outstanding shares of Common Stock.  These transactions were approved by our Board of Directors as transactions exempt from the operation of our Tax Benefit Preservation Plan dated April 28, 2017.

John M. Holliman, Capstone’s Executive Chairman, stated “We welcome the Brookstone financing and our new board members to Capstone.  This is an important step in our efforts to create shareholder value. It will allow us to restart our JV's development efforts of AEM-28-14, albeit on a limited scale, pending additional financing.” The JV’s development goals are to conduct Phase 1a and 1b/2a human clinical trials with AEM-28-14 to show an acceptable safety profile and efficacy in various vascular diseases, including acute coronary syndrome and atherosclerosis regression.

For additional information, please see the Company’s Form 8-K filed with the Securities and Exchange Commission on July 17, 2017. Raising additional funds in the JV may or may not occur, and additional funds raised, if any, may not be sufficient for the JV to reach its development goals or create shareholder value, and may also contain terms or conditions that could significantly impact the Company’s investment value or ownership position.

Chimeric Apolipoprotein E Mimetic Peptides

Apolipoprotein E (Apo E) is in a class of protein that occurs throughout the body.  Apo E is essential for the normal metabolism of cholesterol and triglycerides.  After a meal, the postprandial (or post-meal) lipid load is packaged in lipoproteins and secreted into the blood stream.  Apo E targets cholesterol and triglyceride rich lipoproteins to specific receptors in the liver, decreasing the levels in the blood. Elevated plasma cholesterol and triglycerides are independent risk factors for atherosclerosis, the buildup of cholesterol rich lesions and plaques in the arteries.  Atherosclerosis is the major cause of cardiovascular disease, peripheral artery disease and cerebral artery disease, and can cause heart attack, loss of limbs and stroke.  Defective lipid metabolism also plays an important role in the development of adult onset diabetes mellitus (Type 2 diabetes), and diabetics are particularly vulnerable to atherosclerosis, heart and peripheral artery diseases.

The University of Alabama at Birmingham (“UAB”) scientists patented the first chimeric Apo E mimetic peptide in 1999, reducing the 299 amino acid native Apo E into a 28 amino acid, dual domain peptide that can be delivered therapeutically.  One domain inserts into a lipoprotein surface and the second domain binds to the Apo E receptors in the liver.  In 2010, our JV’s founding scientist, Dr. Dennis Goldberg, obtained worldwide right to patents for Apo E mimetic peptides from the UAB Research Foundation (“UABRF”).  The JV has an Exclusive License Agreement with the University of Alabama at Birmingham Research Foundation for AEM-28 and its analogs.

The JV has continued research into a new generation of chimeric Apo E peptides and has discovered AEM-28-14, resulting in a provisional patent filing in 2015.  AEM-28-14 was found to be more potent (as tested in multiple animal models) than the parent molecule, AEM-28.  Currently the JV intends to concentrate its development efforts on AEM-28-14.

About Capstone Therapeutics

Capstone Therapeutics is a biotechnology company committed to developing Chimeric Apo E Mimetic Peptides through its 59%-owned LipimetiX Development, Inc. joint venture.

Capstone’s corporate headquarters are in Tempe, Arizona.  For more information, please visit the Company's website:  www.capstonethx.com.  For more information on LipimetiX Development, please visit the JV’s website:  www.lipimetix.com.

Statements in this press release or otherwise attributable to Capstone regarding our business that are not historical facts are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from predicted results.  These risks include the factors discussed in our Form 10-K for the fiscal year ended December 31, 2016, and other documents we file with the U.S. Securities and Exchange Commission.

Editor’s Note:  This press release is also available under the Investors section of the Company’s website at www.capstonethx.com.

FOR FURTHER INFORMATION:
Investor Relations
(602) 286-5250
investorinquiries@capstonethx.com